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                                                                   Exhibit 10.26


                            SUPPLEMENTAL AGREEMENT TO
                       DEALER SALES AND SERVICE AGREEMENT
                            (PUBLICLY TRADED COMPANY)

      THIS SUPPLEMENTAL AGREEMENT (this "Supplemental Agreement"), dated as of April 27, 1998, is entered into among Muller Chevrolet, Oldsmobile, Isuzu, Inc., dba Muller Isuzu ("Dealer") Hometown Auto Retailers, Inc. ("Public Company") and American Isuzu Motors Inc. ("Distributor").

      WHEREAS, Distributor and Dealer are parties to a Dealer Sales and Service Agreement dated December 14, 1995 (the "Dealer Agreement") which authorizes Dealer to conduct dealership operations from the Dealership Locations identified in the Dealer Agreement;

      WHEREAS, the shareholders of Dealer have sold or intend to sell all of the issued and outstanding shares of stock of Dealer to Public Company (the "Acquisition");

      WHEREAS, in accordance with the Dealer Agreement, Dealer has requested Distributor's consent to the Acquisition; and

      WHEREAS, Distributor is willing to furnish its consent to the Acquisition in consideration for, and in reliance upon, certain understandings, assurances and representations which the parties wish to document.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

      1.    LIMITATIONS UPON CHANGE OF EXECUTIVE MANAGER

            A. Designation of Executive Manager. As set forth in Section 4 of the Dealer Agreement, William C. Muller shall be Executive Manager of Dealer. Dealer and Public Company agree that Executive Manager shall have complete and irrevocable authority to make all decisions, and enter into any and all necessary business commitments, required in the normal course of conducting dealership operations on behalf of Dealer. Neither Dealer nor Public Company will revoke, modify or otherwise impose limitations upon such authority without the prior written consent of Distributor.

            B. Change of Executive Manager. Without limiting the restrictions set forth in the Dealer Agreement, the removal or withdrawal of Executive Manager without Distributor's prior written consent shall constitute grounds for termination of the Dealer Agreement, subject to applicable law.

      2.    LIMITATIONS UPON CHANGES IN OWNERSHIP

            A. Change in Ownership of Dealer. Dealer and Public Company hereby represent and warrant that upon consummation of the Acquisition, Dealer will be a wholly-owned subsidiary of Public Company. Any change in the ownership of Dealer, or any event with respect to Public Company described in subparagraph B below, shall be considered a change in Ownership of Dealer under the terms of the Dealer Agreement, arid all applicable provisions of the Dealer Agreement will apply to any such change.

            B. Change in Ownership of Public Company. Given the control Public Company has over Dealer, and Distributor's strong interest in assuring that those who own and control Distributor's dealerships have interests consistent with those of Distributor, Dealer and Public Company agree that if any person or entity hereinafter acquires or controls more than 20% of the issued and outstanding common stock of Public Company at any time and Distributor reasonably concludes that such person or entity does not have interests compatible with those of Distributor or is otherwise not qualified to have an ownership interest in the dealerships at the Dealership Locations, then within 90 days of receipt of written notice from Distributor, Dealers and Public Company will: (i) transfer the assets associated with Dealer to a third party acceptable to


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Distributor, (ii) voluntarily terminate the Dealer Agreement, or (iii) provide evidence to Distributor that such person or entity no longer has such an Ownership interest in Public Company. In the event that Dealer enters into an agreement to transfer its assets to a third party as set forth in (i) above, Distributor shall have a right of first refusal to purchase such assets in accordance with the terms and procedures set forth in subparagraph C below. Dealer and Public Company agree that if an Ownership interest is acquired in Public Company by a person or entity which notifies Public Company via Schedule 13D filed with the Securities and Exchange Commission, Dealer and Public Company shall advise Distributor in writing, and attach a copy of that Schedule.

            C. Exercise of Right of First Refusal. Prior to exercising its right of first refusal pursuant to subparagraph B above, Distributor shall have a reasonable opportunity to inspect the assets, including real estate, before making its decision. If Dealer has entered into a bona fide written buy/sell agreement, the purchase price and other terms of sale will be those set forth in such agreement and any related documents, unless Dealer and Distributor agree to other terms. Upon Distributor's request, Dealer agrees to provide all documents relating to the proposed transfer. If Dealer refuses to provide such documentation or states that such documents do not exist, it will be presumed that the agreement is not bona fide. In the absence of a bona fide written buy/sell agreement, the purchase price of the dealership assets will be determined by good faith negotiations by Dealer and Distributor. If agreement cannot be reached within a reasonable time, the price and other terms of sale will be established by arbitration according to the rules of the American Arbitration Association. Dealer agrees to transfer the assets by Warranty Deed where possible, conveying marketable title free and clear of liens and encumbrances. The Deed will be in proper form for recording and Dealer will deliver complete possession of the assets when the Deed is delivered. Dealer will also furnish copies of any easements, licenses or other documents affecting the property and assign any permits or licenses necessary for the conduct of Dealer's operations. Distributor's rights under this section may be assigned to any third party and in connection with any such assignment, Distributor will guarantee full payment of the purchase price by the assignee. Distributor's rights under this subparagraph C shall be subject to the terms of applicable state law.

      3.    LIMITATIONS UPON NUMBER AND LOCATIONS OF DEALERSHIPS

            Dealer and Public Company acknowledge that Distributor's consent is required for the acquisition of each new Isuzu point and the Distributor's consent to the number and locations of dealerships which may be owned by Public Company or any subsidiary of Public Company will be given on a case by case basis. Dealer and Public Company shall provide such documentation as is reasonably requested by Distributor regarding the ownership interests of all such persons and entities in Distributor's dealerships. In the event that Dealer or Public Company shall acquire ownership or control of more than one of Distributor's dealerships, then Dealer and/or Public Company shall obtain separate motor vehicle licenses, and shall maintain separate financial statements, for each dealership.

      4.    WORKING CAPITAL REQUIREMENTS

            Dealer and Public Company agree that Dealer shall maintain, at all times, sufficient working capital to meet or exceed the minimum net working capital standards for Dealer as determined from time to time by Distributor consistent with its standard policies. Dealer and Public Company shall provide such documentation as is reasonably requested by Distributor to assure compliance with this requirement. Public Company agrees to submit an annual consolidated balance sheet for the combined dealership operations of Public Company. Public Company agrees, upon Distributor's request, to provide Distributor with copies of the materials filed by Public Company with the Securities and Exchange Commission.

      5.    INDEMNITY

            Public Company agrees to indemnify and hold Distributor harmless from and against any and all claims, liabilities, losses, damages, costs and expenses arising out of or in connection with the sale of stock in


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Public Company. Public Company further agrees to indemnify and hold Distributor harmless from and against any and all claims of the shareholders of Public Company, and all liabilities, losses, damages, costs and expenses incurred in connection therewith, unless a final determination is made that Distributor was in fact liable for such claims, liabilities, losses, damages, costs or expenses.

      6.    MISCELLANEOUS

            A. Effect of Supplemental Agreement. The parties agree that this Supplemental Agreement is intended to supplement the terms of the Dealer Agreement and not to limit the rights and obligations of the parties contained therein. This Supplemental Agreement is hereby incorporated into the Dealer Agreement and made a part thereof. In the event that any of the provisions of this Supplemental Agreement are in actual conflict with other provisions of the Dealer Agreement, the provisions contained in this Supplemental Agreement shall govern. In the event that the policies of Distributor with regard to the issues addressed herein are hereinafter modified, the parties agree to review such modifications to determine whether modifications of this Supplemental Agreement are appropriate.

            B. Construction. This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of California. The failure of either party to enforce any of the provisions of this Supplemental Agreement or the failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions or elections. All capitalized terms used herein and not defined herein shall have the meanings set forth in the Dealer Agreement

            C. Alternative Dispute Resolution. In the event of any dispute between the parties regarding the Dealer Agreement or this Supplemental Agreement, Dealer and Public Company agree to participate in any alternative dispute resolution procedures specified in the standard policies of Distributor. Upon final determination through such dispute resolution, each party shall have recourse to a review de novo by the appropriate state court or administrative agency consistent with the provisions of state law. The parties agree that should a party making such appeal lose the issues presented on appeal, then that party shall pay the reasonable expenses, including reasonable attorneys' fees, of the other party for the defense of such de novo review.

            D. No Third Party Beneficiaries. Nothing in this Supplemental Agreement or the Dealer Agreement shall be construed to confer any rights upon any person not a party hereto or thereto, nor shall it create in any party an interest as a third party beneficiary of this Supplemental Agreement or the Dealer Agreement. Dealer and Public Company hereby agree to indemnify and hold harmless Distributor, its affiliates, subsidiaries, directors, officers, employees, agents and representatives from and against all claims, actions, liabilities, damages, costs and expenses (including reasonable attorneys' fees) arising from or in connection with any action by a third party in its capacity as a stockholder of Public Company other than through a derivative stockholder suit authorized by the Board of Directors of Public Company.


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      IN WITNESS WHEREOF, the parties have executed this Supplemental Agreement effective as of the date set forth in the introductory paragraph hereof.

MULLER CHEVROLET, OLDSMOBILE,               HOMETOWN AUTO RETAILERS, INC.
ISUZU, INC.


By: /s/ William Muller                      By: /s/ Joseph Shaker
    -----------------------------               ------------------------

Name: William Muller                        Name: Joseph Shaker
      ---------------------------                 ----------------------

Title: Pres.                                Title: President & COO
       --------------------------                  ---------------------


AMERICAN ISUZU MOTORS INC.


By: /s/ R. W. Reilly
    -----------------------

Name: R. W. Reilly
      ---------------------
      Senior Vice President
      ---------------------
Title: General Manager, LV
       --------------------


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